Exhibit 10.45

Definition of EBITDA

EBITDA shall be defined as the income of El Pollo Loco (i) before interest expense, amortization of deferred financing fees and acquisition-related bank fees, (ii) before depreciation of tangible assets (such as building and equipment), (iii) before amortization of non-tangible assets (such as trademarks), (iv) before amortization of rent related to the application of FAS13, (v) before taxes paid to federal and state governments, (vi) after accruing for all incentive and profit sharing expenses of El Pollo Loco, (vii) before legal expenses associated with lawsuits relating to FLSA and California Labor Code exempt classification, (vii) before transaction and new debt offering expenses, (ix) before stock option expenses, and (x) before litigation-related legal expenses over plan.